EXHIBIT A
Resolutions of COUNTRY Investors Life Assurance Company
Authorizing the Filing of the Application

Exhibit A
CERTIFIED COPY OF RESOLUTION
COUNTRY INVESTORS LIFE ASSURANCE COMPANY®
RESOLVED, that subject to the approval by the Board of Trustees of COUNTRY Mutual Funds Trust (the “Trust”) of the closing of the Trust’s COUNTRY VP Growth Fund and COUNTRY VP Bond Fund (together, the “Funds”) to new investment and the liquidation of such Funds, the Board of Directors of COUNTRY Investors Life Assurance Company (the “Company”) hereby authorizes the closing to new investment and the substitution of the COUNTRY VP Growth Subaccount and the COUNTRY VP Bond Subaccount under the Company’s variable insurance products registered with the U.S. Securities and Exchange Commission (the “SEC”), with such action or actions to take place on such date or dates as determined by appropriate officers and legal counsel of the Company in their discretion; and it is further
RESOLVED, that appropriate officers and legal counsel of the Company are hereby authorized to take or authorize to be taken all such action and to execute or cause to be executed such documents as may be deemed by them necessary or desirable to carry out the provisions of the foregoing resolution, including, but not limited to, the preparation and filing of an application for exemptive relief, and any amendments thereto, with the SEC, the taking of any such action shall constitute conclusive evidence of the authority of the officers and legal counsel hereunder.
     I, Elaine L. Thacker, Assistant Secretary of COUNTRY Investors Life Assurance Company®, hereby certify that the foregoing is a true and correct copy of a resolution adopted at a meeting of the Board of Directors of COUNTRY Investors Life Assurance Company®, a corporation organized and existing under the laws of the State of Illinois, duly called and held on the 19th day of January, 2011, that said resolution is entered upon the regular minute book of said corporation and is now in full force and effect and that the Board of Directors of said corporation has, and at the time of the adoption of the said resolution had, full power and lawful authority to adopt the said resolution and to confer the powers thereby granted.
     IN WITNESS WHEREOF, I have hereunto set my hand and caused the Seal of said corporation to be affixed this 24th day of January, 2011.

/s/ Elaine L. Thacker
Elaine L. Thacker, Assistant Secretary

(SEAL)